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                                                                    Exhibit 99.1
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                           MYSTECH ASSOCIATES, INC.
                      Corporate Stock Ownership Agreement
                            ======================

                               October 14, 1994


MYSTECH ASSOCIATES, Inc., a Connecticut Corporation, hereinafter called the "Corporation," and the owners of shares of outstanding common stock of the Corporation, collectively called the "Shareholders," the Board of Directors of Mystech Associates, Inc., collectively called the "Directors" hereby enter into agreement with regard to Mystech Associates, Inc. Stock. This Corporate Stock Ownership Agreement ("Agreement"), terminates and supersedes the Corporation Stock Purchase and Resale Resolution dated October 6, 1989 as amended.

WHEREAS, the Corporation has as of the date above issued and outstanding 133,737 shares of common stock, of which 133,737 shares are owned as delineated in Attachment A to this Agreement; and

WHEREAS, the Shareholders desire to insure continuity of harmonious management, to establish a fair value and provide a market for the Shareholders, to provide the funding of such purchases of the said Corporation and to promote their mutual interests and the interests of the Corporation by imposing certain restrictions and obligations on themselves and the shares of stock of the Corporation; and

WHEREAS, the Shareholders and Directors desire to continue to share ownership with those employees of the Corporation who contribute to the Corporation's success. Ownership shall be commensurate with such contribution and obtained through the Employee Stock Ownership Plan (ESOP), a qualified retirement plan designed and operated in accordance with the requirements of the Employee Retirement Income Security Act (ERISA) and implemented as specified in the ESOP document, and through a Stock Option Plan as stipulated in Section III and directed by the Board of Directors; and

WHEREAS, the ESOP provides a program for all employees to participate in Corporate Ownership. The ESOP also provides a market for non-ESOP common stock sold by Shareholders wishing to sell stock, Shareholders terminating as employees, and by deceased Shareholder's Estates. The Shareholders agree that a level of ESOP ownership in the range of 35 to 45 percent of outstanding Corporate stock is a desirable goal; and

WHEREAS, for a two year period ending in March, 1994, the Corporate match on the Mystech Associates, Inc. 401(k) Plan was made in Corporate stock. There is no exception to return to a 401(k) stock match in the future. As the current Corporate stock invested in the 401(k) Plan becomes available due to employees leaving the 401(k) Plan, the Corporation or ESOP Trust intends to purchase those shares; and

WHEREAS, it is the desire of the Corporation, the Shareholders and the Directors to set out in this Agreement the restrictions and obligations concerning the ownership of any of the Corporation's stock.
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NOW, THEREFORE, it is hereby agreed between the parties as follows:

I.   CORPORATION STOCK OWNERSHIP

     With the exception of the current single, non-employee Shareholder, Mrs. Ann Wohlleber, and other non employees who obtain stock under the provisions of
Section VI, Corporate stock ownership shall be limited to employees of the Corporation and employees of any of the Corporation's subsidiaries. Upon termination of employment for any reason, said employees shall sell his or her stock as stipulated in Section II.B of this Agreement. Upon the death of a Shareholder, the Estate shall sell and the Corporation or the ESOP Trust shall buy the deceased employee's stock as stipulated in the SECTION II.C of this Agreement.

II.  SALE OF STOCK BY SHAREHOLDERS

     A.  Shareholders Wishing to Sell Stock

     Employees wishing to sell all or a portion of their stock shall notify the Corporation of the availability of the stock for purchase in writing, including the reason for the desired sale, by certified mail.

     The Corporation or the ESOP will respond to such offer to sell as set forth in Section VI hereof.

     The per share price for the Shareholders tendered stock shall be the most recent Independent Appraisal Price (IAP) that has been accepted by the Board of Directors as stipulated in Section IV hereof as of the date of acceptance of the offer to sell. Payment terms shall be as stipulated in Section V hereof.

     B.  Shareholders No Longer Employees

     Any Shareholder who ceases to be an employee of the Corporation for any reason shall sell his or her stock and said employee shall be deemed to have offered said stock for sale to the Corporation or to the ESOP Trust effective as of that employee's termination date.

     The Corporation or the ESOP will respond to such offer to sell as set forth in Section VI hereof.

     The per share price for the Shareholder stock shall be the most recent IAP that has been accepted by the Board of Directors as stipulated in Section IV hereof as of the date of acceptance of the offer to sell. Payment terms shall be as stipulated in Section V hereof.

     C.  Deceased Shareholders

     Upon the death of a Shareholder, the Corporation or the ESOP Trust shall purchase all of the stock of the deceased Shareholder, and the legal representative of the deceased Shareholder shall be obligated to sell to the Corporation or ESOP Trust all of the stock of the deceased Shareholder. The Corporation shall have the first right of refusal on a deceased Shareholders stock. The ESOP Trust shall have the second right of refusal. Should the ESOP Trust decline to purchase any or all of a deceased Shareholder's stock, the Corporation shall be required to purchase the stock. This requirement for purchase of the Corporation's stock shall apply to all and not to less than all, of said stock, and shall be exercised by the Corporation or the ESOP Trust by serving written notice upon the legal representative of the Estate of said Shareholder within ninety (90) days after the qualification of such legal representative.

     The per share price for the stock of the deceased shareholder shall be the most recent IAP that has been accepted by the Board of Directors as stipulated in Section IV hereof as of the date of death of the Shareholder. Payment terms shall be as stipulated in Section V hereof.

III. EMPLOYEE ACQUISITION OF CORPORATION STOCK OTHER THAN BY PARTICIPATION IN THE EMPLOYEE STOCK OWNERSHIP PLAN
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     A.  Stock Option Plan

     The parties hereto acknowledge that the Corporation has made available non-qualified stock options to numerous meritorious technical, support and management employees in conjunction with the Corporation's Incentive Bonus Plan. Additionally, certain individuals have been provided other non-qualified stock options for their extraordinary contribution to the Corporation's growth and success. The parties hereto recognize the benefits to the Corporation of a Stock Option Plan to reward and provide incentive to those technical, support and management employees assisting the Corporation to achieve its success.

     The parties hereto hereby authorize and charge the Board of Directors to develop and implement a continuing Stock Option Plan that will reward and provide incentive to technical, support and management employees. The total shares of stock available to be granted employees under the Stock Option Plan during any one fiscal year shall not exceed ten (10) percent of the outstanding shares of the Corporation's stock at the beginning of that year.

     The parties hereto acknowledge that stock made available through the Stock Option Plan is to reward those employees who contribute to the Corporation's success. This stock is intended for those employees interested in a long term investment in the Corporation and its future. Shareholders selling stock for non-hardship reasons, or for short term profit taking may be excluded from future awards under the Stock Option Plan at the discretion of the Board of Directors.

     B.  Stock Option for Extraordinary Contribution or Other Opportunity

     The parties hereto acknowledge that it may be appropriate for the Corporation to reward an employee for extraordinary contribution to the growth and success of the Corporation. Furthermore, it is conceivable in the future that in order to hire certain experienced, key individuals for Corporate diversification and growth, a stock option may have to be included as part of the said individual's compensation package. The parties hereto hereby authorize the Board of Directors to grant such a stock option as long as such stock options do not in the aggregate for any fiscal year exceed five (5) percent of the outstanding shares of the Corporation's stock at the beginning of that year. Individual stock options that exceed in the aggregate, the five (5) percent limitation shall require the approval of the Shareholders.

     C.  Employee Requests to Purchase Stock

     The parties hereto acknowledge that the Corporation may from time-to-time receive requests from employees to purchase stock. Additionally, there are times when the sale of additional shares of stock to employees would improve the Corporation's position in terms of Shareholder equity and cash flow. The Board of Directors is hereby authorized to respond to such written requests from employees to purchase stock and to approve the sale of stock from the Treasury when it is deemed to be in the overall best interest of the Corporation, providing that any single stock sale does not exceed two (2) percent of the outstanding shares of the Corporation stock on the sale date.

     The per share price for the stock sold as specified above shall be the most recent IAP that has been accepted by the Board of Directors as stipulated in
Section IV hereof as of the date of the sale. Payment terms shall be as stipulated in Section V hereof.

IV.  STOCK TRANSACTION PRICE

     Independent Appraisal Price

     The parties hereto acknowledge that the valuation of a privately held company not traded on the open stock market is difficult. The Corporation is required by law to obtain an independent appraisal of its "Fair Market Value" of its stock at least annually for purposes of ESOP transactions and valuation. Since this independently determined appraisal is directed towards determining fair market value, it, under most circumstances, represents the best estimate of the Corporation's value and it is incumbent upon the Board of Directors to accept an IAP as the transaction price for the Corporation's non-ESOP stock. However, since IAP is normally obtained once per year, there are events that may require the Board of Directors to commission a new IAP. These events include, but are not limited to the following:

     A.  Outside Offer to Purchase Corporation Stock
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     Upon receiving a bona fide offer to purchase all or a significant portion of the Corporation's outstanding stock at a price that exceeds the current IAP, the Board of Directors shall place the offer before the Shareholders with a recommendation to approve or decline the purchase offer. Should the Shareholders approve the purchase offer, the offered price will be accepted by the Board as the new per share price (IAP). Should the Shareholders decline the offer, the Board of Directors shall commission a new IAP wherein the independent appraiser is provided full details of the declined offer to incorporate in the new IAP determination.

     B.  Extraordinary Event

     Many "extraordinary" events in the internal operations of the corporation as well as in general external business conditions and financial markets may have a substantial effect on the value of the Corporation and the current IAP of the Corporation. "Extraordinary" events may include but are not limited to, the award or loss of a major contract or significant stock market changes. When the Board of Directors determines that such an extraordinary event has occurred, and that said event may cause a change in the current IAP by more than 10%, plus or minus, the Board of Directors shall be required to commission a new IAP.

     In the event that the Board of Directors deems it necessary to commission a new IAP, all stock transactions under Sections II and III will be suspended until the new IAP is determined.

V.   PAYMENT FOR STOCK TRANSACTIONS

     A.  Corporation Sale of Stock

     Payment for all sales of stock by the Corporation in accordance with
Section III above shall be in cash in full on the effective date of sale.

     B.  Corporation Purchase of Stock

     The Corporation repurchasing stock under circumstances described in Sections II.A and II.B shall pay the Shareholder in cash, by corporate check, for the full amount due up to $100,000. For amounts in excess of $100,000, the Corporation has the option to finance any portion of the amount over $100,000 by issuing an unsecured Corporate promissory note for a term of up to four (4) years with interest at the published Wall Street Journal prime interest rate, plus one (1) percent. The Corporation shall purchase the stock of a deceased Shareholder from his or her estate as provided under Section II.C, in full, in cash provided the deceased shareholder met the terms and conditions of Section VII below, if applicable. Nothing herein shall preclude the parties to any purchase transaction from a mutual agreement to different terms of payment if deemed advantageous.

VI.  CORPORATION STOCK PURCHASE PROCEDURE

     If any stock of the Corporation is available for sale, whether by reason of voluntary offer, termination of employment or death of a shareholder, it is hereby agreed that the Corporation shall have the right of first refusal for the purchase of any such Corporation stock and that the ESOP Trust shall have the right of second refusal on any Corporation stock not purchased by the Corporation.

     The Shareholders hereby authorize the Secretary of the Corporation to purchase individual blocks of stock up to $25,000.00 in total value. For individual blocks of stock exceeding $25,000.00 of total value, or if the Secretary of the Corporation deems that the purchase of a block of stock under $25,000.00 of total value may not be in the Corporation's best interest, a meeting of the Board of Directors shall be called in accordance with the by-laws of the Corporation. At such meeting, all stock offered for sale by the Shareholder or transferee, or the estate thereof shall be subject to purchase by the Corporation.

     If the Board of Directors determines that such action is in the best interests of the corporation and the shareholders, it may decline to purchase the stock and pass the offer to the ESOP Trust for appropriate action.

     It has been and is the intention of the Corporation that any stock offered for sale by a shareholder will be purchased by the Corporation or the ESOP Trust at the IAP as set forth in Section IV. However, it must be recognized that circumstances may arise in the future that make this impossible. Therefore, in the event that neither the Corporation nor the ESOP Trust agrees to purchase
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any living Shareholder's stock within 90 days of the date of an offer to sell or the date of termination of employment, the Shareholder shall offer the stock for sale to any employees of the Corporation or of its subsidiaries.

     If within 60 days of such offer, the offered stock has not been purchased by employees, all restrictions imposed herein on the sale of stock shall terminate, BUT ONLY AS TO THE OFFERING SHAREHOLDER.

VII. SPECIAL INSURANCE

     In order that the Corporation, or ESOP Trust, shall have sufficient funds to purchase the stock of a deceased Shareholder, the Corporation may purchase life insurance on each Shareholder that the Board of Directors deems appropriate or necessary. If such policies are purchased, the Corporation shall be the sole owner of the policies issued to it and shall be the applicant and beneficiary thereof.

     Shareholders deemed appropriate for this Special Insurance by the Board of Directors agree to make themselves available for any pre-insurance physical exam and to provide any required information regarding their insurability. In the event that a Shareholder declines to make information available or to participate in a pre-insurance physical or exam, or that they are deemed uninsurable by an insurance company, the Corporation shall have the right, even in the event of death, to finance any amount over $100,000 as stipulated in
Section V.B.

VII. NECESSARY DOCUMENTS

     If under the terms of this Agreement the stock of any Shareholder, or of any transferee, is purchased or retired, such Shareholder or transferee shall execute and deliver all necessary documents that may be reasonably required for accomplishing a complete transfer of such stock for the purpose of a purchase or retirement transaction.

IX.  NOTICES

     Whenever under the Agreement notice is required to be given, it shall be given in writing, and if such notice is served by mail, it shall be certified mail directed to the last known address of the Shareholder and shall be deemed to have been given on the date such notice is posted.

X.   ENDORSEMENT ON STOCK CERTIFICATES

     Upon the execution of this Agreement and if not previously accomplished, the certificates of stock subject hereto shall be surrendered to the Corporation and endorsed as follows:

     "The holder of the stock represented by this certificate is a party to a shareholders' agreement which restricts the holder's ability to sell, give, or otherwise transfer, dispose of or encumber these shares."

     After endorsement, the certificates shall be returned to the Shareholders, who shall, subject to the terms of this Agreement be entitled to exercise all rights of ownership of such stock. All stock of the Corporation hereafter issued to any of the Shareholders shall bear the same endorsement.

XI.  AUTHORIZATION

     The Corporation is authorized to execute this Agreement by a resolution of its Shareholders adopted by an affirmative vote of two-thirds of the voting shares of the Corporation at its regular annual meeting held at 1:00 p.m. on October 14, 1994, directing the President of the Corporation to sign this Agreement.

XII. ADOPTION, AMENDMENT AND TERMINATION OF THE AGREEMENT

     This Agreement shall become binding on the parties to this agreement. Each party, to this Agreement, will signify their agreement with the terms and conditions of this Agreement by their witnessed signature.
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     This Agreement may be amended by agreement between the parties, and upon an affirmative vote of two-thirds of the voting shares of the Corporation at a regular or special meeting of the Shareholders providing that the action to be taken is identified in the Notice of the Meeting issued in accordance with the By-laws of the Corporation. Each party to this Agreement will signify their agreement with the amendment of this Agreement by their witnessed signatures.

     This Resolution shall terminate upon an affirmative vote of two-thirds of the voting shares of the Corporation at a regular or special meeting of the Shareholders providing that the action to be taken is identified in the Notice of the Meeting issued in accordance with the By-laws of the Corporation or the adjudication of the Corporation as bankrupt, the execution by it or an assignment for the benefit of creditors, the appointment of a receiver for the Corporation, or the voluntary or involuntary dissolution of the Corporation.

XIII. BENEFIT

     This Agreement, as adopted by the parties hereto, shall be binding upon all and shall operate for the benefit of all the Shareholders of the Corporation and their respective executors and administrators and shall be binding upon any person to whom any of the stock of the Shareholders is transferred in violation of the provisions of this Agreement and/or the By-Laws of the Corporation and the Executor or Administrator of such person.

     Notwithstanding anything to the contrary herein, any sale of Common Stock of the Corporation pursuant to this Agreement to the Mystech Associates, Inc. Employees Stock Ownership Plan and Trust and the Mystech Associates, Inc. 401(k) Retirement Plan and Trust (the Plans) must comply with the fiduciary duties applicable to the Plans' fiduciaries under Sections 403, 404 and 406 of the ERISA and the proposed Department of Labor "adequate consideration" regulations at Section 2510.3-18(b)(2).

XIV. JURISDICTION

     This Agreement is subject to and shall be construed under the laws of the State of Connecticut and shall be specifically enforceable.

IN WITNESS WHEREOF, this Agreement is effective on October 14, 1994 on the Corporation by the witnessed signature of its President as directed by the affirmative vote of two-thirds of the shares eligible to vote on October 14, 1994 at the Annual Meeting of the Shareholders held at Falls Church, Virginia.
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Signed in the Presence of:                   By:

  /s/ Steven P. Bracci                        /s/ David L. Young
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     Witness Signature                            David L. Young, President
                                                  MYSTECH ASSOCIATES, INC.
 /s/ Joan Lane
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     Witness Signature